EXHIBIT 99.2

                                    AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into as of the 15th day of April, 2001 by and between Mehdi Ghomeshi (hereinafter "Mr. Ghomeshi" or the "Executive") and BankUnited, FSB (hereinafter the "Bank").

                                    Recitals

         A. Mr. Ghomeshi has relinquished his substantial and material duties as President and Chief Operating Officer of BankUnited Financial Corporation (BankUnited) and BankUnited, FSB and he has entered into a new Agreement with BankUnited (the BankUnited Agreement) which establishes revised duties and sets out new terms of engagement which substitute for and supersede his prior Employment Agreement with BankUnited and BankUnited FSB.

         B. This Agreement is entered into as a complement to the Agreement between Mr. Ghomeshi and BankUnited and is set out separately in acknowledgement of the Bank's legal status and to assure the Bank's compliance with applicable federal and state regulations. Nothing in this Agreement is intended to bestow greater rights on Mr. Ghomeshi than the BankUnited Agreement or to prejudice Mr. Ghomeshi's rights thereunder.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

                  1. Definitions: The words and terms "Date of Termination", "Notice of Termination" and "Vested Benefits" shall have the same meanings set forth in Section 1 of the BankUnited Agreement.

TERMS OF ENGAGEMENT

         2.1. Engagement and Term. The Bank agrees to engage Mr. Ghomeshi, and Mr. Ghomeshi hereby agrees to provide services to the Bank, on the terms and conditions set forth herein, for a period of one (1) year commencing on June 1, 2001 (hereinafter the "Commencement Date") and expiring at the conclusion of May 31, 2002 ( the "Term") subject to renewal by the Board of Directors, from year-to-year for up to fourteen additional years, unless Mr. Ghomeshi resigns prior to that time or is sooner terminated as hereinafter set forth.

         2.2 Scope of Engagement. Mr. Ghomeshi shall serve as Executive Vice Chairman of the Bank or as otherwise assigned by the Chairman of the Board. Mr. Ghomeshi's status as an officer of the Bank may change from time-to-time, in the Board's sole discretion, and may include appointment to such designated responsibilities as the Board shall determine. To the extent his health and doctors permit, Mr. Ghomeshi shall diligently perform all services as

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may be reasonably assigned to him by the Board or its Chairman and shall exercise such power and authority as may from time-to-time be delegated to him by the Board or its Chairman. Mr. Ghomeshi shall be subject solely to the supervision and direction of the Board or its Chairman. To the extent his health and doctors permit, Mr. Ghomeshi shall devote substantially all of his available working time and attention exclusively to the business and affairs of BankUnited or BankUnited, FSB and shall render such services efficiently and to the best of his ability, and shall use his best efforts to promote the interests of the Bank and BankUnited. Nothing herein shall prevent Mr. Ghomeshi from engaging in or pursuing his personal investments or volunteer activities provided they are not proscribed by Section 9 herein and do not interfere with his duties on behalf of BankUnited or BankUnited, FSB.

         3. Compensation.

                  3.1 Mr. Ghomeshi shall be compensated in installments, consistent with BankUnited's normal compensation practices, as may be changed from time to time with advance notice. Mr. Ghomeshi's compensation entitlements, for the first Term of this Agreement, and for any annual Term thereafter, if renewed by the Board, shall be in accordance with the compensation schedule and process set forth in Sections 3.1 and 3.2 of the BankUnited Agreement.

         4. Additional Benefits.

                  4.1 Expense Reimbursement. During the Term, the Bank or BankUnited, upon the submission of supporting documentation by Mr. Ghomeshi in a form sufficient to permit deduction thereof under applicable tax law, shall promptly reimburse Mr. Ghomeshi for all reasonable expenses actually paid or incurred by Mr. Ghomeshi in the course of and pursuant to the business of the Bank, including expenses for entertainment and all travel and living expenses while away from home on business or at the request of the Bank, provided that such expenses are incurred and accounted for in accordance with the Bank's regular policies and procedures.

                  4.2 Mr. Ghomeshi shall receive those other benefits provided under Section 4.2 of the BankUnited Agreement.

         5. Termination.

                  5.1 Termination for Cause. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated by the Bank for any reason, including Cause. As used in this Agreement, "Cause" shall only mean (i) any action or omission of Mr. Ghomeshi which constitutes a willful and material breach of this Agreement, which is not cured within sixty (60) days after receipt by Mr. Ghomeshi, or his designated representative, of specific written notice of same; or (ii) Mr. Ghomeshi is convicted of a felony or enters a plea of guilty or nolo contendere to a criminal act which is a felony; or (iii) Mr. Ghomeshi willfully and materially breaches a fiduciary duty owed to the Bank, for personal profit; (iv) Mr. Ghomeshi willfully and materially violates any law, rule, regulation (other than traffic violations or

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similar offenses), or final cease and desist order in connection with his performance of services for the Bank. Notwithstanding the foregoing, Mr. Ghomeshi shall not be deemed to be terminated for Cause unless and until:

                  (a) the Board first holds a meeting, as to which Mr. Ghomeshi was provided thirty (30) days advance notice and an opportunity to be heard, and the Board delivers written notice to Mr. Ghomeshi specifying in detail the action or inaction alleged to constitute Cause and demanding that he remedy such action or inaction; and

                  (b) Mr. Ghomeshi shall not have remedied such action or inaction allegedly constituting Cause within sixty (60) days after his receipt of such written notice;

                  (c) there shall have been delivered to Mr. Ghomeshi a Notice of Termination and a certified copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board (excluding Mr. Ghomeshi) at a special meeting of the Board at which he was given an opportunity to appear with legal counsel of his choosing to refute any allegations of Cause, which meeting was called and held for the purpose of finding that, in the good faith opinion of the Board, Mr. Ghomeshi's action or inaction constituted Cause and he did not remedy such action or inaction after demand by the Board;

                  (d) Nothing in Section 5.1(b) shall, prior to delivery of a Notice of Termination as provided herein, be deemed to suspend or extinguish Mr. Ghomeshi's entitlement to receive the compensation and other benefits provided under Sections 3, 4, 5.2 and 6. In the event that the Bank terminates Mr. Ghomeshi for Cause and, within 30 days after receipt of the Notice of Termination, Mr. Ghomeshi notifies the Company that he disputes such termination, any pay or entitlements from the Bank shall be suspended pending any period of contest but such suspension shall not prejudice Mr. Ghomeshi's right to compensation or benefits under his Agreement with BankUnited Financial Corporation unless action is taken separately pursuant to that Agreement;

                  (e) If Mr. Ghomeshi is removed and/or prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or g(1) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall immediately terminate provided that any vested rights of Mr. Ghomeshi shall not be affected and provided further that such action shall not prejudice any rights under Mr. Ghomeshi's Agreement with BankUnited Financial Corporation.

                  (f) In the event there is a default of the Bank, as defined in
Section 3(x)(1) of the Federal Deposit Insurance Act, the Bank's obligations under this Agreement shall terminate unless assumed by the Federal Deposit Insurance Corporation or the Resolution Trust Company to allow for continued operation of the Bank, provided that any assumption of this Agreement is acceptable to Mr. Ghomeshi and provided further that any termination of this Agreement shall not affect any vested right of Mr. Ghomeshi or affect his rights under his Agreement with BankUnited Financial Corporation.

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                  5.2 Termination for Death. This Agreement shall terminate
automatically upon Mr. Ghomeshi's death. Upon a termination by reason of Mr. Ghomeshi's death, all benefits shall vest and the Bank or BankUnited shall, within 15 days after the Date of Termination, pay to Mr. Ghomeshi's estate or beneficiaries as the case may be any unpaid compensation accrued for periods prior to the Date of Termination. In addition, the proceeds from the group life insurance policy shall be paid to his personal representative or such other persons as Mr. Ghomeshi may have designated in writing as his beneficiary(s).

         6. Change in Control.: A "Change in Control" shall be deemed to have occurred under the conditions set forth in Section 6 of the BankUnited Agreement and shall include a qualifying disposition of the Bank. In the event of a change in control, Mr. Ghomeshi's entitlements and BankUnited's obligations will be as set forth in the BankUnited Agreement.

         7. Regulatory Considerations.

                  Notwithstanding anything herein to the contrary, any payments to Mr. Ghomeshi by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned on compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. ' 1828(k) and any regulations promulgated thereunder.

         8. Withholding. The Bank may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations.

         9. Non-Competition.

                  9.1 Mr. Ghomeshi acknowledges that during the term of his previous employment with BankUnited and the Bank and during the Term of this Agreement, he has learned or will learn or be privy to valuable confidential business information of the Bank, and he has developed and cultivated on behalf of the Bank substantial relationships with past, present and prospective business customers of the Bank. During the term of this Agreement and thereafter, Mr. Ghomeshi will not, directly or indirectly, use or disclose to anyone, or authorize disclosure of any confidential information or trade secrets except for the benefit of the Bank or BankUnited.

                  9.2 Mr. Ghomeshi acknowledges that the confidentiality of the protected information with which Mr. Ghomeshi has been or may become privy is essential and proprietary to the Bank or BankUnited and is owned and shall continue to be owned by the Bank or BankUnited. Mr. Ghomeshi agrees that at the termination of his employment, for whatever reason, he will return to the Bank or BankUnited immediately any and all documents in whatever form that are in his possession or control and that contain, reflect or refer to confidential information or trade secrets.

                  9.3 During the Term of this Agreement and for 24 months following the termination of this Agreement, if this Agreement is ended at less than full term, except as

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otherwise approved in writing by the Chairman of the Board, Mr. Ghomeshi shall not, either directly or indirectly, or for himself or through, on behalf of, or in conjunction with any other person, persons or legal entity, own, maintain, operate, engage in, assist, be employed by, or have any interest in any business engaging or planning to be engaged in banking or offering other financial services offered by the Bank or BankUnited, in any respect, within Palm Beach County, Broward County, Collier County, Miami-Dade County, or within a 50 mile radius of the County Courthouse of any other County in which BankUnited has banking operations provided, however, that nothing in this paragraph shall prevent ownership of up to 5% of any class of equity securities that are traded publicly and provided further that Mr. Ghomeshi shall not be restricted, outside the designated four county area, from providing other financial services where the Bank or BankUnited's operations are limited solely to the wholesale or retail residential mortgage business.

                  9.4 During the Term of this Agreement and for a period of 24 months thereafter, Mr. Ghomeshi shall not:

                  (a) either directly or indirectly, employ, retain the services of, or seek to employ or retain the services of any person who is at that time or was within the previous six months employed by, or providing services to BankUnited or BankUnited, FSB, without the prior express written permission of BankUnited, which BankUnited may in its absolute discretion withhold;

                  (b) either directly or indirectly solicit or contact customers of BankUnited or BankUnited, FSB whose identity Mr. Ghomeshi learned while employed by BankUnited, or Bank United, FSB which solicitation is for or on behalf of any entity engaged in or seeking to be engaged in BankUnited's banking business or in direct competition with BankUnited.

                  9.5 Mr. Ghomeshi and the Bank warrant that it is their intention to agree to restrictions on disclosure of confidential information and on competition that are as broad as permitted by Florida law and hereby agree to subscribe to any expansion of the recited agreements as may be authorized by any subsequent amendment to, or interpretation of Florida Statute Section 542.235
(2000) or any other Florida law. For purposes of this Non-Competition
Agreement, Mr. Ghomeshi shall be deemed retained by the Bank or BankUnited during any period of time in which he receives compensation from BankUnited or its successors.

                  9.6 Mr. Ghomeshi acknowledges that the provisions of Section 2 and Section 9 are the essence of this Agreement for the Bank and BankUnited and Mr. Ghomeshi agrees that if he engages in activities prohibited by Section 9, irreparable harm to the Bank or BankUnited will likely result, for which a remedy in the form of damages may not be ascertainable. Under such circumstances, Mr. Ghomeshi acknowledges that the Bank or BankUnited may seek temporary, preliminary or permanent injunctive relief against him in any court of competent jurisdiction upon three days written notice provided to the address listed in Section 14. This section shall not limit any other legal or equitable remedies BankUnited or its successors may have against Mr. Ghomeshi for violation of this Agreement.

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         10. Attorneys' Fees and Waiver. The Bank or BankUnited shall pay reasonable costs and attorneys' fees incurred by Mr. Ghomeshi in connection with any Board action pursuant to Section 5.1 in the event that the Board does not determine that "Cause" exists in accordance with the procedures in said Section. The Bank or BankUnited shall also indemnify, hold harmless and defend Mr. Ghomeshi against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Mr. Ghomeshi shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank's obligations hereunder shall be conclusive evidence of Mr. Ghomeshi's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. In consideration for BankUnited's advancement of attorney's fees and litigation costs incurred by Mr. Ghomeshi in any action against the Bank or BankUnited under the terms of this Section, Mr. Ghomeshi hereby waives any right he may have to a jury trial or punitive damages in any such proceeding.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         12. Non-Alienation. Mr. Ghomeshi shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Mr. Ghomeshi lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or in the subject matter hereof.

         13. Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Bank:
                  Alfred R. Camner, Chairman
                  BankUnited, FSB
                  255 Alhambra Circle
                  Coral Gables, Florida  33134

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                  If to Mr. Ghomeshi:

                  Mehdi Ghomeshi
                  13454 S.W. 58th Avenue
                  Miami, Florida  33156

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

         14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         15. Guarantee. This Agreement is complementary to Mr. Ghomeshi's Agreement with BankUnited in which BankUnited has agreed to guarantee the payment by the Bank of any benefits and compensation to which Mr. Ghomeshi is or may be entitled to under the terms and conditions of this Agreement effective as of the 15th day of April, 2001 between the Bank and Mr. Ghomeshi, a copy of which is attached hereto as Exhibit A ("Bank Agreement").

         16. Successors; Binding Agreement.

                  16.1 Unless otherwise controlled by Article 6, the Bank or BankUnited shall require any successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank or BankUnited would be required to perform it if no such acquisition had taken place and Mr. Ghomeshi agrees to continue to be bound by this Agreement if such assumption occurs.

                  16.2 This Agreement shall inure to the benefit of and be enforceable by Mr. Ghomeshi's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement is personal to Mr. Ghomeshi and, without the prior written consent of the Company, shall not be assignable otherwise than by will or the laws of descent and distribution.

         17. Non-duplication. It is intended that the BankUnited Agreement set forth the aggregate compensation, benefits and perquisites payable to Mr. Ghomeshi for all services to the Bank or BankUnited or any of its direct or indirect subsidiaries. Any payments by the Bank to Mr. Ghomeshi shall be applied to offset any corresponding compensation or payment obligations of BankUnited.

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         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         19. Entire Agreement, Modifications and Waiver. This Agreement constitutes the entire agreement between the Bank and Mr. Ghomeshi with respect to its subject matter and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between the Bank and Mr. Ghomeshi with respect to such subject matter including, but not limited to, any employee manuals of the Bank or BankUnited. No modification or waiver of any provision of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar), nor shall any such waiver constitute a continuing waiver. The failure of Mr. Ghomeshi or the Bank to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

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         IN WITNESS WHEREOF, Mr. Ghomeshi and, pursuant to the authorization from the Board, BankUnited Financial Corporation has executed this Agreement as of the date first above written.

         MEHDI GHOMESHI                             BANKUNITED FSB

         /s/ Mehdi Ghomeshi                         By: /s/ Alfred Camner
         ------------------                             ------------------------
                                                             Name:
                                                             Title:

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